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                              SULLIVAN & CROMWELL
                                125 Broad Street
                            New York, NY 10004-2498

                                                     February 24, 1997

BNY Hamilton Funds, Inc.,
 125 West 55th Street,
  New York, New York  10019.

Dear Sirs:

     You have requested our opinion in connection with the notice which you propose to file pursuant to Rule 24f-2 under the Investment Company Act of 1940 with respect to your Common Stock, $.001 par value (the "Shares"), as follows:
2,412,635,496 shares of Common Stock of your BNY Hamilton Money Fund Hamilton Shares (the "Money Fund Hamilton Shares"); 4,399,939,102 shares of Common Stock of your BNY Hamilton Money Fund Hamilton Premier Shares (the "Money Fund Premier Shares"); 28,657,326 shares of Common Stock of your BNY Hamilton Money Fund Hamilton Classic Shares (the "Money Fund Classic Shares"); 2,536,208 shares of Common Stock of your BNY Hamilton Intermediate Government Fund (the "Government Shares"); 656,127 shares of Common Stock of your BNY Hamilton Intermediate New York Tax-Exempt Fund (the "New York Shares"); and 4,474,383 shares of Common Stock of your BNY Hamilton Equity Income Fund (the "Equity Shares").

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BNY Hamilton Funds, Inc.                                                     -2-

     As your counsel, we are familiar with your organization and corporate status and the validity of your Common Stock.

     We advise you that, in our opinion, the Money Fund Hamilton Shares, the Money Fund Premier Shares, the Money Fund Classic Shares, the Government Shares, the New York Shares, and the Equity Shares are legally and validly issued, fully paid and nonassessable.

     The foregoing opinion is limited to the General Corporation Law of the State of Maryland, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

     We consent to the filing of this opinion with the Securities and Exchange Commission in connection with the notice referred to above. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

                                       Very truly yours,

                                       /s/ Sullivan & Cromwell
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                                       SULLIVAN & CROMWELL